EXHIBIT 10.37

October 16, 2024

This Term Sheet describes the proposed terms and conditions under which First Person Ltd. (“FP”) and/or its affiliates enter into a definitive merger agreement with Qrons Inc. (“Qrons”) a U.S. publicly traded company trading on the OTCQB Venture Market under the trading symbol QRON. The parties agree that this Term Sheet supersedes and replaces any and all prior oral and/or written discussions or understandings between the parties hereto.

Item	Description

1. Structure

FP is a privately held Alberta, Canada corporation.  Qrons is a Wyoming corporation publicly traded in the U.S. and quoted on the OTCQB Venture Markets  under the ticker symbol QRON and filing reports with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and current in all such reports, shares of whose common stock were registered on a registration statement under the Securities Act of 1933, as amended (the “Securities Act”); the common stock of Qrons may or may not be registered under the Exchange Act.

FP will enter into a reverse triangular merger with Qrons and a newly formed wholly-owned acquisition subsidiary of Qrons (the “Merger Sub”), which merger (the “Merger”) shall qualify as a tax-free reorganization under the U.S. Internal Revenue Code, and pursuant to which all of the outstanding capital stock of FP will be exchanged for shares of Qrons common stock (“Common Stock”); Merger Sub will merge with and into FP, and FP will survive the Merger and become a wholly owned subsidiary of Qrons.

The anticipated closing date for the Merger (the “Closing Date”) will be on or before December 16, 2024.

The transactions described in this Term Sheet will hereinafter be referred to as the “Transaction” or “Transactions.”  All references in this Term Sheet to “$” or “dollars” are to United States dollars, unless the context specifically provides otherwise.

Item	Description

2. Merger

The definitive merger agreement among Qrons and FP and the Merger Sub (“Merger Agreement”) will contain customary representations and warranties for a transaction of this type, as mutually agreed between the parties, including but not limited to the following representations, warranties and covenants to be made byFP, Qrons  (and Merger Sub, as applicable) on the date of the Merger Agreement and on the Closing Date:

	(a)	Qrons is a Wyoming corporation in good standing whose shares are presently eligible for quotation on the OTCQB Venture Markets and not subject to any notice of suspension or delisting.

	(b)	FP is an Alberta Canada company in good standing and has the requisite power to enter into this Term Sheet and proposed Merger Agreement.

(c)

Qrons has complied with all applicable federal and state securities laws and regulations, including being current in all of its reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and Qrons is not in violation or breach of, conflict with, in default under any provisions of (a) Qrons incorporation documents or (b) any undisclosed mortgage, indenture, lease, license or any other agreement or instrument,;

(d)

no order suspending the effectiveness of any registration statement of Qrons under the Securities Act, or the Exchange Act has been issued by the SEC and, to Qrons’ knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(d)

Neither FP nor Qrons are not and have not, and the past and present officers, directors and affiliates of FP or Qrons are not and have not, been the subject of, nor does any officer or director of FP or Qrons have any reason to believe that FP or Qrons or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(e)

Neither FP nor Qrons are not and have not been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any litigation or, within the past three years, the subject of any threat of litigation.

(f)

Neither FP nor Qrons has not, and the past and present officers, directors and affiliates of FP or Qrons have not, been the subject of, nor does any officer or director of FP or Qrons have any reason to believe that FP or Qrons or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency;

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Item	Description

(g)

Qrons will not, on the Closing Date, have any liabilities, contingent or otherwise, including but not limited to notes payable (other than the $216,000 Note payable plus accrued interest to Quick Capital) and accounts payable, except as set forth in the Merger Agreement (which shall not exceed $100,000 in the aggregate.);

(h)

the issued and outstanding share capital of Qrons, immediately prior to the Closing Date, has been duly authorized and is validly issued, are fully paid, non-assessable, and have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(i)

the capitalization, as well as the names of all equity holders (record and beneficial) of Qrons known to the board or management of Qrons, will be as set forth in an exhibit to the Merger Agreement (the “Qrons Holders”); the holders of capital stock of Qrons will have no anti-dilution or similar rights that will survive the closing of the Merger except for those provided for herein in the last paragraph of section 3 below; and

(j)

no representation or warranty by Qrons contained in the Merger Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Qrons pursuant to the Merger Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

The Merger Agreement will contain such other terms and provisions as shall be mutually agreed upon between FP and Qrons consistent with the provisions in this Term Sheet.

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3. Consideration; Capitalization

Qrons currently has a capital structure of 100 million shares common stock authorized and 13,949,789 shares issued and outstanding (4,775,860 of which are unrestricted) , and 10,000 shares of its Series A preferred authorized and 2,000 shares outstanding.

After arranging for elimination of its convertible debt (excluding the Quick Capital note), conversion of debts, conversion of loans and advances into common stock, and any other share issuances pre-Merger it is estimated Qrons will have approximately 18 million shares outstanding.

Qrons will issue such shares in amounts necessary so that after the issuance the parties will own shares in the percentages indicated in Section 3 below.

Upon the closing of the Merger, Qrons shall have an authorized capitalization of 200,000,000shares of Common Stock and 10,000 Series A Preferred stock, that latter subject to FP’s instruction.

FP will advise as to the disposition of the Series A preferred.

In consideration for the Merger, the stockholders (and holders of stock equivalents) of FP will receive, in exchange for all of their outstanding shares of capital stock of FP on a fully-diluted basis (including all outstanding preferred stock and convertible notes on an as-converted basis, and any outstanding warrants, an aggregate of 80.51% restricted shares of Qrons’ common Stock pro rata, and Venture Group LLC an aggregate of 4.99% restricted common shares.

The Qrons Holders immediately prior to the Merger after giving effect to conversion, compromises of debt, warrant or stock option exercises, if any, or other pre-Merger issuance of shares will retain in the aggregate, 14.5%,of the outstanding shares of Qrons common stock with anti-dilution protection, the precise terms of such anti-dilution protection to be reflected in the Merger Agreement.

4. Board of Directors; Officers;

On the Closing Date, all of the current officers and directors of Qrons shall resign and, simultaneously therewith, (a) the new Board of Directors shall be appointed as designated by FP; and (b) such officers shall be appointed as shall be determined by FP.

5. Registration Rights

Any registration rights granted to any pre-Merger Agreement stockholder of Qrons will be in keeping with the expressed mutual intention of Qrons and FP to reaching a mutually acceptable outcome and will be reflected in the Merger Agreement.

.

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6. Conditions to Closing; Name Change	The Merger Agreement shall include certain customary and other closing conditions including the following:

	(a)	consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement in forms acceptable to Qrons and FP.

	(b)	obtaining all necessary board, shareholder and third-party consents,

	(c)	satisfactory completion by Qrons and FP of all necessary technical and legal due diligence.

	(d)	no material adverse change with respect to FP or Qrons.

	(e)	no pending or threatened litigation against FP or Qrons.

	(f)	receipt by Qrons of FP’s nine-month Financial Statements.

In connection with the Transactions, Qrons will change its name to such name as is specified by FP.

7. Pre-Closing Covenants

Qrons and FP shall each cooperate with the other and use their reasonable best efforts to complete their due diligence and to execute and deliver the Merger Agreement and all other documents necessary or desirable to effect the Transactions as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

8. Costs and Expenses

The parties shall negotiate in good faith the selection of professionals to prepare the Merger Agreement. as well as necessary filing to effectuate and declare the Merger effective, which shall be borne by the party for whose benefit the filings are being prepared,

Following the Merger, the independent registered public accounting firm and legal counsel selected by FP shall be the independent registered public accounting firm and legal counsel for Qrons.

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9. Exclusivity; Due Diligence

From and after the date of the execution of this Term Sheet (the “Execution Date”) through and including December 16, 2024 (the “Exclusivity Period”), FP and Qrons each hereby covenants and agrees that it will not during the Exclusivity Period enter into any public offering, financing, reverse merger or similar type of going-public transaction, divestiture, other than the Merger as set forth in this Term Sheet, except for (i) agreements in the ordinary course of business, and (ii) transactions in furtherance of the completion of this transaction.

Either FP or Qrons shall have the right, upon prior written notice to the other party hereto, to terminate its obligations hereunder at any time if the results of its due diligence inquiry are unsatisfactory to in their sole discretion, and in such event, neither party shall have any liability or obligation to the other party

10. Governing Law	This Term Sheet shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

11. Termination and Effects of Termination

The obligations of the parties to each other under this Term Sheet shall terminate upon the first to occur of (i) the expiration of the Exclusivity Period, (ii) by mutual agreement or (iii) the execution and delivery of a Merger Agreement among FP and Qrons and the Merger Sub.

12. Confidentiality

Each of the parties to this Term Sheet agrees to maintain the confidentiality of the terms of this Term Sheet and the Transactions, and not to use any information it may learn about the other party for any purpose other than to consummate the Transactions.  Further, no disclosure of any information concerning this Term Sheet, the Transactions or any confidential information delivered by either party to the other pursuant to this Term Sheet or the Transactions shall be disclosed to any other person unless such disclosure is reasonably necessary in connection with the purposes of this Term Sheet and until such other person shall have first executed and delivered a written confidentiality agreement (or is otherwise legally bound by reasonably comparable confidentiality obligations existing under contract or pursuant to the terms of his or her work with any party to this Agreement) by which such person agrees to hold in confidence such confidential information. The obligations of the parties (and of such other persons to whom confidential information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable law, governmental regulation, stock exchange rule or court order.

Qrons and FP shall file such documents with the SEC as legally required.

The parties may publish a press release upon Closing, the contents of which will be subject to the prior approval of both parties, not to be unreasonably withheld or delayed.

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13. Notices

Any notices desired, required or permitted to be given hereunder shall be delivered via email and if not acknowledged within forty-eight hours than  delivered by nationally recognized overnight courier service, to the following addresses:

	(i)	if to FP to Cory Rosenberg, email:
cory.rosenberg@firstpersongroup.com 611 N Brand Blvd, Suite 1300, Glendale, CA 91203.

	(ii)	if to Qrons to Jonah Meer, email: jm@meerorg.com
2810 Jackson Avenue, #26N, Long Island City, NY 11101.

This Agreement may be executed in one or more counterparts (including electronically via PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

This Term Sheet reflects the understanding of the parties concerning the matters described herein, but, except as provided in the next sentence, is not intended to and does not constitute an exhaustive statement of, or a legally binding or enforceable agreement or commitment of the Parties to conclude, any agreement or commitment of the parties.  Notwithstanding the foregoing, the provisions of Section 9 of this Term Sheet shall constitute legally binding and enforceable agreements of the parties.  Any additional obligations of the parties with respect to the Transactions intended to be binding shall be memorialized by the execution and delivery of the definitive Merger Agreement and the related documentation.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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We look forward to working with you to complete the Transactions successfully and expeditiously.  If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.

AGREED TO AND ACCEPTED:

This 16 day of October 2024

First Person Ltd.

By:	/s/ Cory Rosenberg
Name:	Cory Rosenberg
Title:	Chief Executive Officer

Qrons Inc.

By:	/s/ Jonah Meer
Name:	Jonah Meer
Title:	Chief Executive Officer

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